Exhibit 99.1

FOR IMMEDIATE RELEASE

THREE FIRST NIAGARA DIRECTORS TO JOIN KEYCORP’S BOARD

Merger expected to close in third quarter of 2016

CLEVELAND, OH – April 22, 2016 – KeyCorp (NYSE: KEY) announced today that its Board of Directors has appointed Austin A. Adams, Gary M. Crosby, and Carlton L. Highsmith to KeyCorp’s Board of Directors effective upon the closing of the merger of First Niagara Financial Group, Inc. (“First Niagara”) into KeyCorp. The new Directors are currently members of First Niagara’s Board of Directors. As previously announced, the Merger Agreement between KeyCorp and First Niagara provides that three members of First Niagara’s Board would be appointed as directors of KeyCorp effective upon the closing of the merger.

Austin Adams retired from JPMorgan Chase in 2006, where he served as the Corporate Chief Information Officer. Prior to his role at JPMorgan Chase, he served as the Chief Information Officer at Bank One. He has been a director of First Niagara since 2014.

Gary Crosby has been the President and Chief Executive Officer of First Niagara since 2013. Prior to that date, he held several different positions within First Niagara, including Chief Operating Officer and Chief Administrative Officer. He has been a director of First Niagara since 2013.

Carlton Highsmith founded and served as the President and Chief Executive Officer of The Specialized Packaging Group until its merger with PaperWorks Industries in 2009, after which he served as Vice Chairman of the Board until his retirement in 2010. Mr. Highsmith was previously a director of New Alliance Bancshares, Inc., which First Niagara acquired in 2011. He has been a director of First Niagara since 2011.

“Austin, Gary, and Carlton are highly respected industry veterans who will add additional expertise and new perspectives to Key’s Board of Directors,” said Sandy Cutler, KeyCorp’s Independent Lead Director and Chair of the Nominating and Corporate Governance Committee.

“Bringing KeyCorp and First Niagara together has many benefits for our clients, shareholders, and communities, including the opportunity to add such talented individuals to our Board,” said Beth Mooney, Chairman and Chief Executive Officer of KeyCorp.

The merger is expected to close in the third quarter of 2016 and remains subject to regulatory approvals. The addition of the three new Directors will increase the size of KeyCorp’s Board of Directors to 17 members.

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About KeyCorp

KeyCorp was organized more than 160 years ago and is headquartered in Cleveland, Ohio. One of the nation’s largest bank-based financial services companies, Key had assets of approximately $98.4 billion at March 31, 2016. Key provides deposit, lending, cash management and investment services to individuals and small and mid-sized businesses in 12 states under the name KeyBank National Association. Key also provides a broad range of sophisticated corporate and investment banking products, such as merger and acquisition advice, public and private debt and equity, syndications and derivatives to middle market companies in selected industries throughout the United States under the KeyBanc Capital Markets trade name.

For more information, visit https://www.key.com/. KeyBank is Member FDIC.

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Note to Editors: For up-to-date company information, media contacts and facts and figures about Key lines of business, visit our Media Newsroom at Key.com/newsroom.

For more information contact:

Investor Relations: Vernon Patterson, 216.689.0520, vernon_patterson@keybank.com

Investor Relations: Kelly Dillon, 216.689.3133, kelly_l_dillon@keybank.com

Media: Jack Sparks, 720.904.4554, jack_sparks@keybank.com

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, but not limited to, KeyCorp’s and First Niagara’s expectations or predictions of future financial or business performance or conditions. Forward-looking statements are typically identified by words such as “believe,” “expect,” “anticipate,” “intend,” “target,” “estimate,” “continue,” “positions,” “plan,” “predict,” “project,” “forecast,” “guidance,” “goal,” “objective,” “prospects,” “possible” or “potential,” by future conditional verbs such as “assume,” “will,” “would,” “should,” “could” or “may”, or by variations of such words or by similar expressions. These forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made and we assume no duty to update forward-looking statements. Actual results may differ materially from current projections.

In addition to factors previously disclosed in KeyCorp’s and First Niagara’s reports filed with the SEC and those identified elsewhere in this communication, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: ability to obtain regulatory approvals and meet other closing conditions to the merger, including the risk that regulatory approvals required for the merger are not obtained or are obtained subject to conditions that are not anticipated; delay in closing the merger; difficulties and delays in integrating the First Niagara business or fully realizing cost savings and other benefits; business disruption following the merger; changes in asset quality and credit risk; the inability to sustain revenue and earnings growth; changes in interest rates and capital markets; inflation; customer acceptance of KeyCorp’s products and services; customer borrowing, repayment, investment and deposit practices; customer disintermediation; the introduction, withdrawal, success and timing of business initiatives; competitive conditions; the inability to realize cost savings or revenues or to implement integration plans and other consequences associated with mergers, acquisitions and divestitures; economic conditions; and the impact, extent and timing of technological changes, capital management activities, and other actions of the Federal Reserve Board and legislative and regulatory actions and reforms.